UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                     Washington, DC   20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported) March 22, 1999


                          CILCORP Inc.
     (Exact name of registrant as specified in its charter)

   Illinois                     1-8946              37-1169387
(State or other              (Commission          (IRS Employer
jurisdiction of                File Number)    Identification No.)
incorporation)

      300 Hamilton Blvd., Suite 300, Peoria, Illinois 61602
            (Address of principal executive offices)

Registrant's telephone number, including area code (309) 675-8810

















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Item 5.  Other Events


                            YEAR 2000

The Company is continuing its progress toward making its computer systems and operations ready for the year 2000. CILCO began evaluating its information technology systems in 1996. Systems were reviewed and a schedule was developed for the analysis of all computer application code and for the replacement or modification of those systems that were identified as obsolete and/or having potential Year 2000 (Y2K) issues. Replacement of several major computer systems with Y2K issues began in 1997. A Y2K team was established in March 1998, consisting of personnel from each operating division of CILCO. In conjunction with the formation of the Y2K team, an outside firm specializing in Y2K projects was retained to assist CILCO with its overall Y2K project plans. CILCO has also worked with an independent audit team to evaluate the status of the Y2K project. The project was divided into three phases, as follows:

Phase I tasks included an inventory of all present systems for embedded chips having potential Y2K issues, contacting all manufacturers of embedded chip devices for the Y2K status of these devices, identifying and surveying all critical suppliers, and conducting an inventory of all information technology hardware and software for analysis of Y2K problems. Phase I was completed in August 1998.

Phase II is currently in progress. This phase includes Y2K compliance testing of all suspect embedded chip devices identified in Phase I in the power plants, service centers, and business offices. In addition, two separate groups of outside consultants evaluated all mainframe application code to identify specific instances of date problems in each application program for systems that are not being replaced. Phase II has been completed except for the testing of power plant embedded chip devices. This testing will occur during scheduled power plant outages in 1999.

Phase III is also in progress and includes the upgrade/replacement and re-testing of embedded chip devices found not to be Y2K compliant during Phase II. This phase includes completion of mainframe computer operating software upgrades to current Y2K compliant versions and defining Y2K contingency plans for each business unit. Computer application code that was determined to have Y2K date related problems during Phase II will be corrected. Testing of all applications which have undergone Y2K upgrades/modifications, testing of operating system software, and development and testing of contingency plans through simulation or actual tests, where practical, will complete Phase III, which is expected to be completed by October 1999. Systems identified as critical to the continued provision of utility services will be of particular focus during the testing portion of Phase III. These critical systems are generating station equipment, electric transmission and distribution control systems, gas delivery control systems, and telecommunications systems.
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An estimated $2 million (historical and future costs) will be spent for embedded chip analysis, vendor management, application code scanning, remediation, testing and contingency planning at CILCO. Approximately $30.7 million will have been spent prior to the year 2000 for system replacements or hardware upgrades initiated for business purposes other than solely for Y2K compliance.

QST Environmental is scheduled to complete the upgrade of its billing and project accounting system to a Y2K compliant version by June 1999. Replacement of this system will cost approximately
$1 million, $624,000 of which was spent in 1998.

CILCO is working both internally and with utility industry groups, including the Mid-America Interconnected Network (MAIN) and the North American Electric Reliability Council (NERC), to identify and plan for all identified risks associated with the Y2K issue. While these groups are modeling potential worst case scenarios, the probability of extreme disruptions due to Y2K issues is considered extremely low. CILCO's Y2K team has identified the most likely worst case scenario to be an interruption in service by a critical supplier. Consequently, alternate sources for supplies have been identified and the need for CILCO to stock additional inventories of critical items is being evaluated.

CILCO is also following the contingency planning process recognized by MAIN and NERC. Accordingly, CILCO has established a Y2K contingency planning team that has received training in contingency planning techniques and goals. The team is collecting data and contingency planning began in March 1999. Within this structure, CILCO is required to submit its contingency plans to MAIN by March 31, 1999. MAIN is then required to submit plans to NERC by June 30, 1999. This contingency planning process is expected to continue through the fourth quarter 1999, and will include CILCO's participation in the NERC industry-wide drills during the spring and fall of 1999.

The Company currently believes it will be able to achieve Y2K compliance, as discussed above, through a combination of modifications of certain existing programs and systems, the replacement of others with new software that is Y2K compliant, and the development of contingency plans. If such modifications and conversions are not made, however, or are not made in a timely manner, the Y2K issue could have a material impact on the Company's operations. In addition, management cannot predict the nature or impact on operations of third-party noncompliance with Y2K requirements beyond the assurances given during critical vendor assessments.

Certain of the foregoing statements regarding the Company's readiness to handle Y2K issues may constitute forward-looking information as contemplated by the Private Securities Litigation Reform Act of 1995. The Company cautions that its predictions of the extent of potential problems and the effectiveness of measures designed to address them are based on numerous assumptions, like those regarding the accuracy of statements or certifications from critical third parties and vendors, the ability to identify and remediate or replace embedded computer chips in affected equipment, and resource availability, among other things, and readers should be aware that actual results might differ materially from those discussed above.


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                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                CILCORP Inc.
                                                (Registrant)


Date March 22, 1999                      ________________________
                                                 J.G. Sahn
                                         Vice President, Secretary
                                                and Treasurer


Date March 22, 1999                      ________________________
                                             T. D. Hutchinson
                                                Controller























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